Filed Pursuant to Rule 433
Registration No. 333-133007
June 8, 2007

FREE WRITING PROSPECTUS
(To Prospectus Dated April 5, 2006 and
Prospectus Supplement Dated July 3, 2006)
HSBC USA Inc.
$[●]
Equity Buffer Notes
Linked to the iShares® MSCI Emerging Markets Index Fund
Terms used in this free writing prospectus are described or defined in the prospectus supplement and the prospectus. The notes offered will have the terms described in the prospectus supplement and the prospectus. The notes are 20% principal protected, and you may lose up to 80% of your principal.
•	Reference Asset:	The iShares® MSCI Emerging Markets Index Fund (ticker: EEM) (the “EEM”).
•	Principal Amount:	$1,000 per note, subject to a minimum purchase of 1 note ($1,000).
•	Trade Date:	June 29, 2007
•	Pricing Date:	June 29, 2007
•	Original Issue Date:	July 5, 2007
•	Maturity Date:	Three business days after the final valuation date, which is expected to be July 5, 2012. The maturity date is subject to further adjustment as described herein.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	You will receive a cash payment on the maturity date that is based on the final return (as described below):
-
If the final return is positive, you will receive 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the final return multiplied by the upside participation rate.

		-	If the final return is between 0% and -20%, you will receive 100% of the original principal amount; and
-
If the final return is less than -20%, you will lose 1% of the original principal amount for each percentage point that the final return is below -20%. For example, if the final return is -30%, you will suffer a 10% loss and receive 90% of the original principal amount.

•	Upside Participation Rate:	[110-120]%. The upside participation rate will be determined on the pricing date.
•	Initial Value:	[●]
•	Final Value:	The official closing price of one share of the reference asset as of the final valuation date.
•	Final Return:
The quotient, expressed as a percentage, of (i) the final value of the reference asset minus the initial value of the reference asset divided by (ii) the initial value of the reference asset, expressed as a formula:

•	Final Valuation Date:
June 29, 2012 or if that date is not a scheduled trading day (as defined below) with respect to the reference asset, the following scheduled trading day for the reference asset, subject to adjustment as described herein.

•	Form of notes:	Book-Entry.
•	CUSIP and ISIN:	40428H LS9 and US40428HLS93.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
•	Agent’s Discount:	TBD
Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document and page S-3 of the product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC.
June 8, 2007

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to a single reference asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, we will pay you the cash settlement value, which is an amount in cash based on the final return, as described below:

•
If the final return is positive, you will receive 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the final return multiplied by the upside participation rate.

•	If the final return is between 0% and -20%, you will receive 100% of the original principal amount; and

•
If the final return is less than -20%, you will lose 1% of the original principal amount for each percentage point that the final return is below -20%. For example, if the final return is -30%, you will suffer a 10% loss and receive 90% of the original principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings.

Market Disruption Event

If the final valuation date is not a scheduled trading day with respect to the reference asset, then the final valuation date will be the next day that is a scheduled trading day with respect to the reference asset. If a market disruption event (as defined below) exists with respect to the reference asset on the final valuation date, then the final valuation date will be the next scheduled trading day for the reference asset on which a market disruption event does not exist with respect to the reference asset. If a market disruption event exists with respect to the reference asset on eight consecutive scheduled trading days for the reference asset, then that eighth scheduled trading day will be the final valuation date, and the calculation agent will determine the final value of the reference asset on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date and no interest will be payable in respect of such postponement.

“Market disruption event” means, with respect to the reference asset, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(a) the occurrence or existence of a condition specified below at any time:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the reference asset, (B) relating to securities that comprise 20 percent or more of the value of an underlying index of the reference asset or (C) in futures or options contracts relating to the reference asset or the underlying index of the reference asset, on any related exchange; or

(ii) any event (other than any event described in (b) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for shares of the reference asset, (B) to effect transactions in, or obtain market values for securities that comprise 20 percent or more of an underlying index of the reference asset, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset or the underlying index of the reference asset on any relevant related exchange; or

(b) the closure on any scheduled trading day of any relevant exchange relating to shares of the reference asset or relating to securities that comprise 20 percent or more of the value of an underlying index of the reference asset or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means, with respect to the reference asset, each exchange or quotation system on which futures or options contracts relating to the reference asset or the underlying index of the reference asset are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the reference asset or the underlying index of the reference asset has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the reference asset or the underlying index of the reference asset on such temporary substitute exchange or quotation system as on the original related exchange).

“Relevant exchange” means, with respect to the reference asset, any exchange on which shares of the reference asset or securities then included in the underlying index of the reference asset trade.

“Scheduled closing time” means with respect to a relevant exchange or a related exchange, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means, with respect to the reference asset, any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for shares of the reference asset or each security then included in the underlying index of the reference asset.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the underlying index of the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Fully Principal Protected and You May Lose Up to 80% of Your Initial Investment.

The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the final return is below -20%. In that event, you will lose 1% of the original principal amount for each percentage point that the final return is below -20%. Accordingly, you may lose up to 80% of your initial investment in the notes.

The Formula for Determining the Cash Settlement Value Does Not Take Into Account Changes in the Value of the Reference Asset Prior to the Final Valuation Date.

The calculation of the cash settlement value will not reflect changes in the value of the reference asset prior to the final valuation date. The calculation agent will calculate the cash settlement value based upon the final value of the reference asset as of the final valuation date.

An Investment in the Notes is Subject to Risks Associated with the Emerging Markets.

The stocks included in the MSCI Emerging Markets Index® (MXEF) (the “Underlying Index”) and that are generally tracked by the reference asset have been issued by companies in emerging markets. Although the market price of shares of the reference asset is not directly tied to the value of the underlying index or the trading price of the stocks that comprise the underlying index, the trading price of shares of the reference asset is expected to correspond generally to the value of publicly traded equity securities in the aggregate in the applicable emerging markets, as measured by the underlying index. This means that the trading price of shares of the reference asset is expected to be affected by factors affecting the applicable emerging markets.

Investments in securities linked to the value of emerging equity markets involve certain risk. The emerging markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about foreign companies in emerging markets than about U.S. companies, and foreign companies in emerging markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Events Involving the Companies Included in the Underlying Index.

General economic conditions and earnings results of the companies in the Underlying Index and real or anticipated changes in those conditions or results, may affect the value of the shares of the reference asset and the market value of the notes. In addition, if applicable, if the dividend yield on shares of the reference asset increases, we expect that the value of the notes may decrease because the cash settlement value you will receive at maturity will not reflect the value of such dividend payments. Conversely, if applicable, if the dividend yield on the shares of the reference asset decreases, we expect that the market value of the notes may increase.

The Value of Shares of the Reference Asset May Not Completely Track the Value of the Underlying Index.

Although the trading characteristics and valuations of shares of the reference asset will usually mirror the characteristics and valuations of the underlying index, the value of the shares of the reference asset may not completely track the value of the underlying index. The reference asset will reflect transaction costs and fees that are not included in the calculation of the underlying index. Additionally, because the reference asset may not hold all of the stocks that comprise the underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, the reference asset may not fully replicate the performance of the underlying index.

Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts. Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the reference asset relative to its respective initial value. We cannot predict the final value of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial value of the reference asset used in the illustrations below are not the actual initial value of the reference asset. You should not take these examples as an indication or assurance of the expected performance of the reference asset.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume that the notes are held to maturity, that the participation rate is equal to 115%, and that if the final return is below -20%, the cash settlement value will be equal to 100% of principal minus 1% of principal for each percentage point that final return is below -20%.

Example 1: The reference asset increases in value over the term of the notes.
Final Valuation Date	June 29, 2012
Initial Value	125.00
Final Value	182.00
Final Return: x Upside Participation Rate	52.44%
Cash Settlement Value:	$1524.40

Here, the final return is 52.44%.

Because the final return is positive, the cash settlement value equals 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the final return multiplied by the upside participation rate Accordingly, at maturity, the cash settlement value in this example would equal $1524.40.

Example 1 shows that you are assured a leveraged return of your principal investment where the final value of the reference asset exceeds its initial level on the final valuation date. Nonetheless, the receipt of only the original principal amount plus a leveraged return at maturity may be less than the rate that you would have received from a conventional debt security.

Example 2: The reference asset declines in value over the term of the notes.
Final Valuation Date	June 29, 2012
Initial Value	125.00
Final Value	85.00
Final Return:	-32.00%
Cash Settlement Value:	$880.00

Here, the final return is -32.00%.

Because the final return is negative and is less than -20%, you will lose 1% of the original principal amount for each percentage point that the final return is below -20%. Accordingly, at maturity, you may lose up to 80% of your initial investment in the notes.

Example 2 shows that you may lose up to 80% of your principal investment if the final return falls below -20%.

Example 3: The reference asset declines slightly in value over the term of the notes.
Final Valuation Date	June 29, 2012
Initial Value	125.00
Final Value	110.00
Final Return:	-12.00%
Cash Settlement Value:	$10,000

Here, the final return is -12.00%.

Because the final return is negative, but is not less than -20%, you will receive a cash settlement value equal to the original principal amount of the notes. Accordingly, the cash settlement value in this example would equal to $1,000.

Example 3 shows that you are assured the return of your principal investment where the final return of the reference asset experience a decrease of no greater than -20%. Nonetheless, the receipt of only the original principal amount at maturity may be less than the rate that you would have received from a conventional debt security.

Sensitivity Analysis - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final return) on a $10,000 note for a hypothetical range of performance for the final return from -100% to +100%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. The table assumes a hypothetical upside participation rate of 115%. The actual upside participation rate will be determined on the pricing date.

Assumptions:

•	Principal Amount:	$10,000

•	Upside Participation Rate:	115% if the final return is positive

•	Partial Principal Protection:	The initial 20% of a negative final return

•	Reference Asset Performance:	100% to -100%

Performance of the Reference Asset	Performance of the Notes

Final Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	115%	115.00%	$21,500
90.00%	115%	103.50%	$20,350
80.00%	115%	92.00%	$19,200
70.00%	115%	80.50%	$18,050
60.00%	115%	69.00%	$16,900
50.00%	115%	57.50%	$15,750
40.00%	115%	46.00%	$14,600
30.00%	115%	34.50%	$13,450
20.00%	115%	23.00%	$12,300
10.00%	115%	11.50%	$11,150
0.00%	0%	0.00%	$10,000
-10.00%	0%	0.00%	$10,000
-20.00%	0%	0.00%	$10,000
-30.00%	0%	-10.00%	$9,000
-40.00%	0%	-20.00%	$8,000
-50.00%	0%	-30.00%	$7,000
-60.00%	0%	-40.00%	$6,000
-70.00%	0%	-50.00%	$5,000
-80.00%	0%	-60.00%	$4,000
-90.00%	0%	-70.00%	$3,000
-100.00%	0%	-80.00%	$2,000

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset, or any of the securities comprising the reference asset. All disclosures contained in this free writing prospectus regarding the reference asset, including its make-up, performance, method of calculation and changes in its components, are derived from publicly available information.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The iShares® MSCI Emerging Markets Index Fund

We have derived all information relating to the reference asset, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. The information reflects the policies of and is subject to change by iShares®, Inc. (“iShares”). iShares has no obligation to continue to publish, and may discontinue publication of, the reference asset. iShares is under no obligation to continue to publish, and may discontinue or suspend the publication of EEM at any time.

EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. EEM uses a representative sampling strategy to try to track the MSCI Emerging Markets Index. In order to improve its portfolio liquidity and its ability to track the MSCI Emerging Markets Index, EEM may invest up to 10% of its assets in shares of other iShares funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index. BGFA is the investment advisor to the iShares ® MSCI Emerging Markets Index Fund. BGFA will not charge portfolio management fees on that portion of EEM’s assets invested in shares of other iShares funds.

For additional information regarding iShares, BGFA, EEM and the risk factors attributable to EEM, please see the relevant portion of the Prospectus, dated January 1, 2007, filed on Form N-1A with the SEC on December 26, 2006 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File Nos. 033-97598 and 811-09102, respectively). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov . In addition, information regarding EEM, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares ® website at www.ishares.com .

Representative Sampling

BGFA, as the investment advisor to EEM, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. Representative sampling is a strategy in which a fund invests in a representative sample of stocks in its underlying index, which have a similar investment profile as the underlying index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics, and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling generally do not hold all of the stocks that are included in the relevant underlying index.

Correlation

EEM is an actual investment portfolio. The performance of EEM and the MSCI Emerging Markets Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” EEM, using representative sampling, can be expected to have a greater tracking error than a fund using replication. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

EEM will not concentrate its investments (i.e. , hold 25% or more of its total assets) in a particular industry or group of industries, except that EEM will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Index is so concentrated.

Historical Closing Prices of EEM

The closing price of EEM has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of EEM during any period shown below is not an indication that EEM is more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical prices of EEMas an indication of the future performance. We cannot give you any assurance that the future performance of EEMor EEM stocks will result in you receiving an amount greater than the face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of EEM.

Historical Performance of EEM

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final values, of EEM for each quarter in the period from January 1, 2003 through March 30, 2007 and for the period from April 2, 2007 through June 7, 2007. The closing level of EEM on June 7, 2007 was 123.91. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of EEM should not be taken as an indication of future performance, and no assurance can be given that the level of EEM will increase relative to the initial value during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	N/A	N/A	N/A
June 30, 2003	41.12	33.23	39.97
September 30, 2003	47.76	40.00	45.31
December 31, 2003	54.70	45.90	54.64
March 31, 2004	59.67	54.92	58.50
June 30, 2004	60.80	47.65	53.88
September 30, 2004	57.59	50.77	57.50
December 31, 2004	67.30	56.62	67.28
March 31, 2005	74.18	63.38	67.60
June 30, 2005	73.18	64.59	71.60
September 30, 2005	85.14	71.00	84.88
December 30, 2005	90.00	74.85	88.25
March 31, 2006	101.39	90.00	99.00
June 30, 2006	111.25	81.35	93.90
September 30, 2006	100.00	87.07	96.77
December 31, 2006	114.80	94.90	114.17
March 31, 2007	119.58	103.56	116.50
April 2, 2007 through June 7, 2007	130.13	116.22	123.91

CERTAIN U.S. Federal Income Tax Considerations

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of the notes by a Plan with respect to which the issuer is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an IRA simply because the IRA is established with HSBC Securities (USA) Inc. (“HSI”) or because HSI provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts.

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither the issuer nor any affiliates of the Issuer directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the notes, both of which are necessary preconditions to utilizing this exemption.

Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption or any other statutory or administrative exemption. A fiduciary of a Plan purchasing the notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the notes for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code for which an exemption is not available.

A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to civil liability or civil penalties under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to Section 4975.

In accordance with ERISA’s general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of the notes on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the issuer or its affiliates should consult with counsel prior to making any such acquisition.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and other plans are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state, local or other laws, rules or regulations (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans should consider applicable Similar Law when investing in the notes. Each fiduciary of such a plan will be deemed to represent that the plan’s acquisition and holding of the notes will not result in a non-exempt violation of applicable Similar Law.

The sale of notes to a Plan or a Similar Plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Plans generally or any particular Plan or Similar Plan, or that such an investment is appropriate for a Plan or Similar Plan generally or any particular Plan or Similar Plan.

DELISTING OR SUSPENSION OF TRADING IN THE SHARES OF THE REFERENCE ASSET; TERMINATION OF THE REFERENCE ASSET; AND DISCONTINUATION OF THE UNDERLYING INDEX

If the shares of the reference asset are delisted from, or trading of shares of the reference asset is suspended on, the New York Stock Exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of the reference asset (any such securities, the “Successor Shares”), the value of such successor shares will be substituted for all purposes. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to the trustee, who will provide notice thereof to the registered holders of the notes.

If the shares of the reference asset are delisted from, or trading of the shares of the reference asset is suspended on, the New York Stock Exchange and successor shares that the calculation agent determines to be comparable to the shares of the reference asset are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, in it sole discretion, and the value of such successor or substitute security, as determined by the calculation agent in its sole discretion, will be substituted for all purposes. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee, who will provide notice thereof to the registered holders of the notes.

If the reference asset is liquidated or otherwise terminated (a “Termination Event”), the final value of the shares of the reference asset on final valuation date will be determined by the calculation agent in its sole discretion. The calculation agent will cause notice of the Termination Event and calculation of the final value as described above to be furnished to us and the trustee, who will provide notice to registered holders of the notes.

If a Termination Event has occurred and Morgan Stanley Capital International Inc. (MSCI) discontinues publication of the underlying index and if MSCI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the underlying index, then the value of the underlying index will be determined by reference to the value of that index, which we refer to as a “Successor Index.” Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

If a Termination Event has occurred and MSCI discontinues publication of underlying index and a successor index is not selected by the calculation agent or is no longer published from the date of the Termination Event up to and including the final valuation date, the value to be substituted for the underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect trading in the notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the underlying index as described above, the successor index or value will be substituted for the underlying index for all purposes, including for purposes of determining whether a Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the market value of the notes.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holder of notes, absent manifest error.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Return on the Notes — Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated final return. If a market disruption event exists with respect to the reference asset on that scheduled trading day, then the final valuation date for the reference asset will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $[●] Equity Buffer Notes Linked to the iShares® MSCI Emerging Markets Index Fund June 8, 2007 FREE WRITING PROSPECTUS
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TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Risk Factors	FWP-4
Illustrative Examples	FWP-5
Description of the Reference Asset	FWP-9
Certain U.S. Federal Income Tax Considerations	FWP-11
Certain ERISA Considerations	FWP-11
Delisting or Suspension of Trading in the Shares of the Reference asset; Termination of the reference asset; and Discontinuation of the Underlying Index	FWP-13
Events of Default and Acceleration	FWP-13

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59